Ekso Bionics Reports Fourth Quarter and Year End 2022 Results

SAN RAFAEL, Calif., March 28, 2023 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and twelve months ended December 31, 2022.

Recent Highlights and Accomplishments

•Completed the acquisition of the Human Motion Control (“HMC”) business unit including the Indego® product line from Parker Hannifin Corporation
•Generated revenue of $12.9 million for the 2022 full year, an increase of 15% year-over-year
•Booked a total of 100 EksoHealth devices for the 2022 full year, including Indego bookings post-acquisition
•Strong cash position of $20.5 million as of December 31, 2022
“With the successful acquisition of the Indego product line, FDA clearance of EksoNR for rehabilitation use in patients with Multiple Sclerosis and continued progress towards becoming standard of care for patient rehabilitation, 2022 was a transformative year for Ekso Bionics,” said Scott Davis, Chief Executive Officer of Ekso Bionics. “We are pleased that the integration of the HMC acquisition is progressing smoothly, enabling us to now reach more patients across the continuum of care, including the home. Supported by our expanded product portfolio and continued strong EksoNR demand, we believe we are well-positioned to execute on our core growth drivers in 2023 and beyond.”

Fourth Quarter 2022 Financial Results

Revenue was $3.6 million for the quarter ended December 31, 2022, compared to $4.1 million for the same period in 2021. Revenue in the fourth quarter of 2022 included approximately $3.5 million in EksoHealth revenue and approximately $0.1 million in EksoWorks revenue. The Company booked a total of 27 EksoHealth devices in the fourth quarter of 2022.

Gross profit for the quarter ended December 31, 2022 was $1.7 million, compared to $2.4 million in the same period in 2021, representing a gross margin of approximately 47% in the fourth quarter of 2022, compared to a gross margin for the same period in 2021 of 59%. The decline in gross margin was primarily due to an increase in service and supply chain costs, elevated labor costs, and lower average selling prices of device sales due to sales channel mix.

Sales and marketing expenses for the quarter ended December 31, 2022 were $1.9 million, compared to $2.0 million for the same period in 2021. The decrease was primarily due to lower compensation related costs.

Research and development expenses for the quarter ended December 31, 2022 were $0.9 million, compared to $0.8 million for the same period in 2021. The increase was primarily due to product development activity for next generation products, which drove an increase in compensation and outside services expenses.

General and administrative expenses for the quarter ended December 31, 2022 were $3.2 million, compared to $4.2 million for the same period in 2021, a decrease of $1.0 million. The decrease was primarily due to lower legal and consulting expenses.

Gain on warrant liabilities for the quarter ended December 31, 2022 was $0.3 million due to the revaluation of warrants issued in 2019, 2020 and 2021, compared to a $2.0 million gain associated with the revaluation of warrants issued in 2019, 2020 and 2021 for the same period in 2021.

Net loss applicable to common stockholders for the quarter ended December 31, 2022 was $3.2 million, or $0.24 per basic and diluted share, compared to net loss of $2.9 million, or $0.23 per basic and diluted share, for the same period in 2021.

Full Year 2022 Financial Results

Revenue for the full year ended December 31, 2022 was $12.9 million, compared to $11.2 million for the same period in 2021, an increase of 15%. This increase was comprised of a $2.1 million increase in EksoHealth revenue, partially offset by a $0.4 million decrease in EksoWorks revenue.

Gross profit for the full year ended December 31, 2022 was approximately $6.2 million, representing a gross margin of approximately 48%, compared to gross profit of $6.7 million for the same period in 2021, representing a gross margin of 60%. The decline in gross profit was a result of lower gross margins driven by increases in service and supply chain costs, elevated labor costs, and lower average selling prices of device sales due to sales channel mix.

Sales and marketing expenses for the full year ended December 31, 2022 were $7.2 million, compared to $7.3 million for the same period in 2021, a decrease of $0.1 million primarily due to improved efficiencies.

Research and development expenses for the full year ended December 31, 2022 were $3.6 million, compared to $2.5 million in the same period in 2021. The increase in expenses was primarily due to the development of next generation products.

General and administrative expenses for the full year ended December 31, 2022 were $11.0 million, compared to $10.7 million in the same period in 2021. The increase in expenses was primarily due to one-time severance expenses associated with management changes and costs associated with the move of the Company’s headquarters and manufacturing facility. These increases were partially offset by a decrease in legal and consulting expenses.

Gain on warrant liabilities for the full year ended December 31, 2022 was $1.3 million associated with the revaluation of warrants issued in 2019, 2020 and 2021, compared to a gain of $4.0 million associated with the revaluation of warrants issued in 2019, 2020 and 2021 for the same period in 2021. Gains and losses on revaluation of warrants were primarily driven by changes in the Company’s stock price.

Net loss applicable to common shareholders for the full year ended December 31, 2022 was $15.1 million, or $1.16 per basic and diluted share, compared to $9.8 million, or $0.80 per basic share and $0.88 per diluted share, for the same period in 2021.

Cash on hand at December 31, 2022 was $20.5 million, compared to $40.4 million at December 31, 2021. For the full year ended December 31, 2022, the Company used $14.7 million of cash in operations, compared to $11.2 million for the same period in 2021.

Conference Call
Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.
Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. A live webcast of the event will be available in the “Investors”

section of the Company’s website at www.eksobionics.com, or by clicking here. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, the expected benefits of the acquisition of HMC, potential technological and operational improvements, the Company’s growth prospects and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, the Company’s ability to successfully integrate the HMC business and its personnel, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	December 31,	December 31,
	2022	2021
Assets	(Unaudited)
Current assets:
Cash	$20,525	$40,406
Accounts receivable, net	4,625	4,662
Inventories	5,187	2,242
Prepaid expenses and other current assets	700	485
Total current assets	31,037	47,795
Property and equipment, net	2,680	991
Right-of-use assets	1,307	216
Intangible assets, net	5,217	—
Goodwill	431	—
Other assets	231	164
Total assets	$40,903	$49,166
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,151	$3,107
Accrued liabilities	2,278	2,299
Deferred revenues, current	1,121	1,220
Note payable, current	2,310	—
Lease liabilities, current	341	229
Total current liabilities	9,201	6,855
Deferred revenue	1,032	1,475
Notes payable, net	3,767	1,993
Lease liabilities	1,087	—
Warrant liabilities	233	1,550
Other non-current liabilities	141	74
Total liabilities	15,461	11,947
Stockholders' equity:
Common stock	13	13
Additional paid-in capital	248,813	246,090
Accumulated other comprehensive gain (loss)	563	(17)
Accumulated deficit	(223,947)	(208,867)
Total stockholders' equity	25,442	37,219
Total liabilities and stockholders' equity	$40,903	$49,166

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
	Three Months Ended December 31, (Unaudited)		Years Ended December 31,

	2022	2021	2022		2021

Revenue	$3,551	$4,076	$12,912		$11,246
Cost of revenue	1,873	1,661	6,698		4,497
Gross profit	1,678	2,415	6,214		6,749

Operating expenses:
Sales and marketing	1,945	2,040	7,157		7,305
Research and development	945	764	3,626		2,549
General and administrative	3,224	4,163	10,987		10,723
Total operating expenses	6,114	6,967	21,770		20,577

Loss from operations	(4,436)	(4,552)	(15,556)		(13,828)

Other expense, net:
Interest expense	(66)	(36)	(156)		(113)
Gain on revaluation of warrant liabilities	306	1,951	1,317		3,962
Gain on forgiveness of note payable	—	—	—		1,099
Unrealized (loss) gain on foreign exchange	1,049	(224)	(655)		(867)
Other expense, net	(31)	(2)	(30)		(17)
Total other income (expense), net	1,258	1,689	476		4,064
Net loss	$(3,178)	$(2,863)	$(15,080)	$	$(9,764)

Net loss per share, basic	$(0.24)	$(0.23)	$(1.16)	$	$(0.80)

Net loss per share, diluted	$(0.24)	$0.17	$(1.16)	$	$(0.88)

Weighted average number of shares of common stock outstanding, basic and diluted	13,160	12,678	12,962		12,193

Weighted average number of shares of common stock outstanding, diluted	13,160	12,678	12,962		12,269